Exhibit 99.1

CONTACT:	J.D. McGraw, President
Nova Biosource Fuels, Inc.
+1 713 869 6682
or
Matt Kreps
Halliburton Investor Relations
+1 972 458 8000

Nova announces ticker symbol change from NVAO to NVBF

HOUSTON, TX — November 1, 2006 — Nova Biosource Fuels, Inc. (OTC: NVBF) announced today that Nasdaq has changed Nova’s ticker symbol on the OTC Bulletin Board System to NVBF in connection with its recent name change from Nova Oil, Inc. to Nova Biosource Fuels, Inc.  The new ticker symbol (OTC: NVBF) became effective on the open of the market on November 1, 2006, replacing the old symbol (OTC: NVAO).  Shareholders holding Nova Oil, Inc. stock certificates are not required to exchange them or take any action in connection with the name change or the ticker symbol change.

About Nova Biosource Fuels, Inc.
Nova Biosource Fuels, Inc. is an energy company in the business of synthesizing and distributing renewable fuel products and related co-products. Nova’s initial focus will be to construct and operate two to four biodiesel refineries with production capacity of between 120 to 240 million gallons of biodiesel fuel on an annual basis. Nova’s business strategy for the next three years includes the construction of up to seven biodiesel refineries with production capacities ranging from 20 to 60 million gallons per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower cost feedstocks. More information on Nova can be found at www.novabiosource.com.  Nova recently changed its name from Nova Oil, Inc. and previously used the trade name Nova Energy Holding, Inc.

Forward Looking Statements
This news release contains forward-looking statements, including statements regarding Nova’s plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and Exchange Commission, including Nova’s Current Report on Form 8-K filed on April 3, 2006, as amended, and its Quarterly Report on Form 10-Q for the quarter ended July 31, 2006, as amended, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.